Exhibit 99.1

GeoVax Reports 2016 First Quarter Financial Results

ATLANTA, GA, May 4, 2016 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, today announced its financial results for the three months ended March 31, 2016.

Financial Review

GeoVax reported a net loss for the three months ended March 31, 2016 of $1,296,279, or $0.04 per share, based on 34.6 million weighted average shares outstanding. For the three months ended March 31, 2015, the Company reported a loss of $700,454, or $0.02 per share, based on 32.0 million weighted average shares outstanding.

The Company reported revenues of $47,600 for the three months ended March 31, 2016, related to grants from the NIH. This compares to $103,424 of grant revenues reported for the same period in 2015. Research and development (R&D) expenses were $438,004 for the three months ended March 31, 2016, compared with $403,629 for the comparable period in 2015. General and administrative (G&A) expenses were $906,505 and $401,441 for the three months ended March 31, 2016 and 2015, respectively. G&A expense for the 2016 period includes a non-cash charge of $469,799 related to certain stock purchase warrant modifications. Cash balances were $669,482 at March 31, 2016, as compared to $1,060,348 at December 31, 2015.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

Management Commentary

Robert T. McNally Ph.D., GeoVax’s President and CEO, commented, “During the first quarter of 2016, GeoVax continued to expand our product development pipeline and prove the broad utility of our MVA-VLP vaccine technology with our entry into the race for a Zika vaccine. We believe our technology is uniquely suited to produce a safe, effective and durable vaccine against this rapidly spreading threat, and we have assembled a world class scientific team to meet the challenge through collaborations with the University of Georgia and the Centers for Disease Control and Prevention.”

Dr. McNally continued, “During the first quarter, we continued our work toward a tetravalent hemorrhagic fever vaccine with the goal of a single vaccine to prevent infection from two strains of Ebola virus, plus Marburg and Lassa Fever virus. We also began construction of vaccines to investigate for use in cancer immunotherapy and expect to begin initial animal studies later this year. Finally, our HIV vaccine program continues to be supported by the National Institutes of Health (NIH), which recently awarded us a two-year $1.4 million grant to expand the preclinical primate studies supporting the vaccine’s development. The NIH and HIV Vaccine Trials Network (HVTN) also continue planning for the next clinical trial for our Clade B HIV vaccine for the Americas and Western Europe, which we expect will begin later this year.”

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. The Company’s most advanced development programs are focused on vaccines against HIV and hemorrhagic fever viruses (Ebola, Marburg, Lassa). GeoVax also recently began programs to develop a vaccine against the Zika virus, and to evaluate the use of its MVA-VLP platform in cancer immunotherapy. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection.

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Clinical trials for GeoVax’s preventive HIV vaccines have been conducted by the NIH-supported HIV Vaccine Trials Network (HVTN) with funding from the National Institute of Allergy and Infectious Disease (NIAID). Overall, GeoVax’s HIV vaccines, in various doses and combinations, have been tested in 500 humans with very encouraging results. Currently, GeoVax has the most advanced vaccine for the subtype of HIV prevalent in North America and Western Europe. The company awaits funding for a Phase 2b efficacy trial to prove the vaccine protects against HIV. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Grant Revenue	$48	$103

Operating expenses:
Research and development	438	404
General and administrative	907	401
	1,345	805
Loss from operations	(1,297)	(702)
Interest income	1	1

Net loss	$(1,296)	$(700)

Net loss per common share	$(0.04)	$(0.02)

Weighted average shares outstanding	34,600	31,951

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	March 31, 2016	Dec. 31, 2015
Assets:
Cash and cash equivalents	$670	$1,060
Other current assets	39	177
Total current assets	709	1,237

Property, net	76	84
Other assets	11	11
Total assets	$796	$1,332

Liabilities and stockholders’ equity
Current liabilities	$166	$127
Stockholders’ equity	630	1,205
Total liabilities and stockholders’ equity	$796	$1,332

Shares Outstanding	37,015	31,951

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